Exhibit 10.11

Restricted Stock Unit Grant Award Agreement
Under the Envestnet, Inc. 2010 Long-Term Incentive Plan

THIS AGREEMENT is effective as of the Grant Date (as defined in Section 1), and is by and between the Participant and Envestnet, Inc. (the “Company”).

WHEREAS, the Company maintains the Envestnet, Inc. 2010 Long-Term Incentive Plan (the “Plan”), and the Participant has been selected by the committee administering the Plan (the “Committee”) to receive a Restricted Stock Unit Award under the Plan; and

NOW, THEREFORE, IT IS AGREED, by and between the Company and the Participant, as provided as follows in this Restricted Stock Unit Award Agreement (the “Agreement”). The Restricted Stock Unit Award is in all respects subject to the terms, definitions and provisions of the Plan and the Agreement. Unless the context clearly provides otherwise, the capitalized terms herein shall have the meaning ascribed to such terms under the Plan.

1. Restricted Stock Unit Award Terms. The following words and phrases used in this Agreement shall have the meanings set forth in this Section 1:

A.Participant: The “Participant” is [_______].

B.Grant Date: [_______]

C.Total Restricted Stock Units: [_______] Units (the “RSUs”)

Each granted “Unit” represents the right to receive one share of Stock, subject to the terms and conditions of this Agreement and the Plan.

D.Settlement Date: The “Settlement Date” shall be the date determined by the Company between date that the Restricted Period ends with respect to such RSU pursuant to Section 2 or 3, and the sixty-day (60) day anniversary of such date.

2.Restricted Period. Subject to Section 3 below, with respect to the RSUs, the "Restricted Period" for the RSUs shall begin on the Grant Date and shall end on the dates specified in Exhibit A (each such date that the Restricted Period ends with respect to one or more RSUs referred to as “Vesting Date” and the last Vesting Date listed referred to as the “Final Vesting Date”); provided, however, in the event of a Vesting Change in Control prior to the Final Vesting Date, the Restricted Period shall end for all RSUs for which it has not previously ended and which have not previously been forfeited. The Committee, in its sole discretion, may accelerate the end of the Restricted Period.

3.Termination of Employment. Except as provided in this Section 3, any portion of RSUs for which the Restricted Period has not ended prior to or upon the Participant’s Termination Date shall be forfeited. If the Participant incurs a termination due to Disability or death (a “Vesting Termination”) prior to the Final Vesting Date, then the Restricted Period shall end with respect to all such RSUs as of such Termination Date. All RSUs that do not vest in accordance with the foregoing, shall be immediately forfeited.

Notwithstanding the foregoing, in the event the Participant incurs a termination for any reason other than a Vesting Termination, the Participant shall immediately forfeit his or her right to any vesting of any RSUs for which the Restricted Period has not ended as of such Termination Date. Notwithstanding anything in the contrary in any agreement between the Participant and the Company or a subsidiary, the Participant acknowledges and agrees that the RSUs shall vest (and the Restricted Period shall end) only as provided by, and subject to the terms of, this Agreement and the Plan.

4.Settlement Date. On the Settlement Date, the Participant shall receive a number of shares of Stock in settlement of the RSUs. The number of shares of Stock that the Participant shall receive on the Settlement Date shall equal the number of RSUs (which have not previously been forfeited or cancelled) for which the Restricted Period ended with respect to the most recent Vesting Date. Shares of Stock received by the Participant pursuant to this Section 3 shall be free of restrictions otherwise imposed by this Agreement and the Plan; provided, however that the shares of Stock shall remain subject to the terms of this Agreement expressly applicable after such Settlement Date (including, without limitation, Section 8). As of the Settlement Date following the Final Vesting Date and settlement of the RSUs pursuant to this Section 4, all Units (which have not previously been forfeited or cancelled) shall be cancelled.

5.Dividends. To the extent that the RSUs have not otherwise been forfeited or cancelled prior to the Settlement Date, the Participant will be paid a cash payment on the Settlement Date equal to the number of shares of Stock delivered pursuant to Section 4 multiplied by the total amount of dividend payments made in relation to one share of Stock with respect to record dates occurring during the period between the Grant Date and the Settlement Date.

6.Change in Control. In the event of a Change in Control on or prior to the Final Vesting Date, the Company, or the entity that is the surviving entity or successor to the Company following such transaction, may elect (a) to continue this Restricted Stock Unit Award subject to the terms of this Agreement and the Plan as described in this Section 6 and subject to such adjustments, if any, by the Committee as permitted by Section 4.3 of the Plan; or (b) to terminate this Restricted Stock Unit Award and distribute shares of Stock within sixty days following such Change in Control. In the event that the Company or its successor chooses to terminate this award and make a distribution of shares of Stock as provided in clause (b) of the previous sentence (in which case the Change in Control is a “Vesting Change in Control”), the payment amount attributable to dividends as described in and determined pursuant to Section 5 shall be determined as if the date of the Vesting Change in Control were the Settlement Date and the number of shares of Stock to be delivered pursuant to Section 4 shall be calculated as if the date of such Vesting Change in Control were the Settlement Date, and the shares of Stock received by a Participant pursuant to this Section 6 shall be free of restrictions otherwise imposed by this Agreement and the Plan; provided, however that the shares of Stock shall remain subject to the terms of this Agreement expressly applicable after the Settlement Date (including, without limitation, Section 8).

7.Section 409A of the Code. The distribution of shares of Stock made pursuant to this Agreement are intended to be interpreted and operated to the fullest extent possible so that such distributions shall be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). It is intended that the distribution of shares of Stock will in any event be made pursuant to the terms of this Agreement to the Participant within the period necessary to satisfy the exemption from Section 409A of the Code for short-term deferrals set forth in Treas. Reg. §1.409A-1(b)(4)(i) (which generally requires that payment be made not later than the fifteenth day of the third month after the end of the year in which the amount is no longer subject to a substantial risk of forfeiture as defined for purposes of Section 409A of the Code). To the extent that the distributions of shares of Stock made pursuant to this Agreement are deferred compensation subject to (but not otherwise exempt from) Section 409A of the Code, this Agreement is intended to be interpreted and operated to the fullest extent possible so that the distribution of share of Stock pursuant to this Agreement shall comply with the requirements of Section 409A of the Code.

8.Clawback Policy. Notwithstanding anything in this Agreement to the contrary, in consideration for the grant of this Restricted Stock Unit Award, the Participant acknowledges and agrees that he or she is subject to the Envestnet, Inc. Clawback Policy (the “Clawback Policy”) and that the Participant’s rights with respect to this Restricted Stock Unit Award and any other Covered Awards (as defined in the Clawback Policy) granted to the Participant shall be subject to Clawback Policy as amended from time to time.

9.Withholding. This Restricted Stock Unit Award is subject to withholding of all applicable taxes, which withholding obligations may be satisfied, with the consent of the Committee, through the surrender of shares of Stock which the Participant already owns or to which the Participant is otherwise entitled under the Plan; provided, however, that the amount withheld in the form of previously-owned shares of Stock that have been held by the Participant or shares of Stock to which the Participant is entitled under the Plan may not exceed the maximum individual tax rate for the Participant in applicable jurisdictions for such Participant (based on the applicable rates of the relevant tax authorities (for example, federal, state and local)), including the Participant’s share of payroll or similar taxes, as provided in tax law, regulations, or the authority’s administrative practices, not to exceed the highest statutory rate in that jurisdiction, even if that rate exceeds the highest rate that may be applicable to the specific Participant.

10.Transferability. This Restricted Stock Unit Award is not transferable except as designated by the Participant by will or by the laws of descent and distribution or, to the extent provided by the Committee, pursuant to a qualified domestic relations order (within the meaning of the Code and applicable rules thereunder). Notwithstanding the foregoing, the Committee may permit the Restricted Stock Unit Award to be transferred to or for the benefit of the Participant’s family (including, without limitation, to a trust or partnership for the benefit of the Participant’s family), subject to such procedures as the Committee may establish.

11.Adjustment of Award. The number and type of shares of Stock subject to this Restricted Stock Unit Award will or may be adjusted in accordance with the Plan to reflect certain corporate transactions which affect the number, type or value of such shares.

12.No Implied Rights. Neither the Plan nor this Restricted Stock Unit Award constitutes a contract of employment or continued service and does not give the Participant the right to be retained in the employ or service of the Company or any Related Company, nor any right or claim to any benefit under the Plan, unless such right or claim has specifically accrued under the terms of the Plan or this Restricted Stock Unit Award. Except as otherwise provided in the Plan or this Restricted Stock Unit Award, no Award under the Plan shall confer upon the holder thereof any right as a stockholder of the Company prior to the date on which he fulfills all service requirements and other conditions for receipt of such rights and shares of Stock are registered in his name.

13.Plan Governs. This Restricted Stock Unit Award shall be subject to all of the terms and conditions of the Plan, a copy of which may be obtained from the Secretary of the Company.

14.Amendment and Termination. The Board may, at any time, amend or terminate the Plan, and the Board or the Committee may amend the Agreement, provided that no amendment or termination may, in the absence of written consent to the change by the Participant (or, if the Participant is not then living, the affected Beneficiary), adversely affect the rights of any Participant or Beneficiary under this Restricted Stock Unit Award. Adjustments pursuant to subsection 4.3 of the Plan shall not be subject to the foregoing limitations. It is the intention of the Company that, to the extent that any provisions of this Plan or this Restricted Stock Unit Award are subject to Section 409A of the Code, the Plan and this Restricted Stock Unit Award comply with the requirements of Section 409A of the Code and that the Board shall have the authority to amend the Plan and this Agreement as it deems necessary to conform to Section 409A of the Code. This Agreement and the Plan set forth the entire understanding of the agreement between the Company and the Participant with respect to this Restricted Stock Unit Award and supersede any prior written or oral agreements with respect thereto.

15.Applicable Law. The Plan and this Restricted Stock Unit Award shall be construed in accordance with the laws of the State of Delaware.

Exhibit A
Vesting Schedule

Number of RSUs	Grant Date	Vesting Date

Total: